Exhibit 99.1

VILLAGEEDOCS, INC.

Financial Statements
For the Years Ended December 31, 2008 and 2007
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VillageEDOCS, Inc.

We have audited the accompanying consolidated balance sheets of VillageEDOCS, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS, Inc. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a working capital deficit of $2,802,120. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
March 31, 2009

VillageEDOCS, Inc. and subsidiaries
Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$567,447	$749,911
Accounts receivable, net of allowance for doubtful accounts of approximately $47,000 and $49,000, respectively	1,093,606	899,117
Inventories	41,031	31,988
Prepaid expenses and other current assets	282,397	193,557
Debt issuance costs, net	17,883	-
Total current assets	2,002,364	1,874,573

Property and equipment, net	388,788	379,192
Other assets	28,811	48,611
Goodwill	7,244,732	6,272,457
Other intangibles, net	3,826,728	2,993,449
	$13,491,423	$11,568,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$514,086	$561,845
Current portion of accrued expenses and other liabilities	1,736,419	2,491,416
Deferred revenue	1,026,184	425,636
Current portion of capital lease obligation, current	20,180	19,008
Lines of credit	890,563	484,680
Current portion of notes payable to related parties, net of unamortized debt discount of $47,808	438,682	-
Convertible note and accrued interest payable to related party	178,370	171,870
Total current liabilities	4,804,484	4,154,455

Accrued expenses and other liabilities, net of current portion	81,318	-
Capital lease obligation, net of current portion	1,737	21,918
Notes payable to related parties, net of current portion and unamortized debt discount of $75,690	604,310	-
Total liabilities	5,491,849	4,176,373

Commitments and contingencies

Stockholders’ equity:
Series A Preferred stock, par value $0.001 per share:
Authorized -- 48,000,000 shares
Issued and outstanding -- 33,500,000 shares	33,500	33,500
(liquidation preference of $1,675,000)
Common stock, par value $0.0001 per share:
Authorized -- 500,000,000 shares
Issued and outstanding -- 180,270,913 and 152,770,913 shares, respectively	18,027	15,277
Additional paid-in capital	33,618,742	32,397,585
Accumulated deficit	(25,670,695)	(25,054,453)
Total stockholders’ equity	7,999,574	7,391,909
	$13,491,423	$11,568,282

See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007
Net sales	$15,176,393	$14,180,658
Cost of sales	6,330,351	5,611,387
Gross profit	8,846,042	8,569,271
Operating expenses:
Product and technology development	1,674,921	1,724,724
Sales and marketing	1,976,806	1,975,315
General and administrative	4,814,569	5,758,493
Depreciation and amortization	843,632	791,365
Total operating expenses	9,309,928	10,249,897
Loss from operations	(463,886)	(1,680,626)

Interest expense, net of interest income	(281,905)	(111,561)
Other income, net	141,747	43,381
Loss before provision (benefit) for income taxes	(604,044)	(1,748,806)

Provision (benefit) for income taxes	12,198	(89,000)
Loss from continuing operations	(616,242)	(1,659,806)

Loss from discontinued operations (net of income tax provision of $485,000)	-	(1,625,424)
Net loss	$(616,242)	$(3,285,230)

Basic and diluted loss available to common shareholders per common share:
Loss from continuing operations	$-	$(0.01)
Loss from discontinued operations	$-	$(0.01)
Net loss per share	$-	$(0.02)

Weighted average shares outstanding - basic and diluted	162,595,571	150,218,437

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders’ Equity
For the Years Ended December 31, 2008 and 2007

	Series A Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2007	33,500,000	$33,500	147,368,127	$14,737	$31,670,094	$(21,769,223)	$9,949,108

Estimated fair value of common stock issued to employees as compensation	-	-	66,000	6	2,634	-	2,640
Estimated fair value of common stock issued as acquisition cost of TBS	-	-	2,200,000	220	87,780	-	88,000
Estimated fair value of common stock issued as acquisition cost of TBS	-	-	110,000	11	4,389	-	4,400
Estimated fair value of common stock issued in connection with consulting services	-	-	1,026,786	103	73,468	-	73,571
Issuance of common stock in consideration for exercise of common stock warrrants	-	-	2,000,000	200	199,800	-	200,000
Estimated fair value of common stock warrants issued in connection with consulting services	-	-	-	-	33,332	-	33,332
Estimated fair value of common stock warrants cancelled in disposition of PFI	-	-	-	-	(553,000)	-	(553,000)
Estimated fair value of vested stock options	-	-	-	-	879,088	-	879,088
Net loss			-	-	-	(3,285,230)	(3,285,230)

Balances, December 31, 2007	33,500,000	33,500	152,770,913	15,277	32,397,585	(25,054,453)	7,391,909

Continued…

	Series A Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Estimated fair value of common stock issued to employees as compensation	-	-	5,500,000	550	81,950	-	82,500
Estimated fair value of common stock issued as acquisition cost of QSI	-	-	22,000,000	2,200	547,800	-	550,000
Estimated fair value of common stock warrants issued in connection with consulting services	-	-	-	-	292,814	-	292,814
Estimated fair value of vested stock options	-	-	-	-	298,593	-	298,593
Net loss			-	-	-	(616,242)	(616,242)
Balances, December 31, 2008	33,500,000	$33,500	180,270,913	$18,027	$33,618,742	$(25,670,695)	$7,999,574

See accompanying notes to consolidated financial statements

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(616,242)	$(3,285,230)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	843,632	909,839
Provision for (recovery of) doubtful accounts receivable	17,667	(18,368)
Estimated fair value of stock options issued to employees for services rendered	298,593	879,088
Estimated fair value of warrants issued to consultants	75,819	33,332
Common stock issued and issuable to employees for services rendered	82,500	76,211
Amortization of debt discount and debt issuance costs	216,697	12,233
Loss on discontinued operations	-	1,404,523
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	97,731	(250,013)
Inventories	(9,043)	22,960
Prepaid expenses and other current assets	(126,552)	(180,706)
Other assets	31,806	(11,069)
Accounts payable	(132,250)	(63,251)
Accrued expenses, other liabilities and interest	(851,213)	265,217
Deferred revenue	109,329	112,215
Net cash provided by (used in) operating activities	38,474	(93,019)
Cash Flows from Investing Activities:
Purchases of property and equipment	(134,408)	(147,680)
Cash paid in acquisition of QSI, net of cash acquired	(286,435)	-
Costs incurred for purchase of QSI	(227,291)	-
Cash acquired from sale of PFI, net	53,832	837,510
Net cash (used in) provided by investing activities	(594,302)	689,830
Cash Flows from Financing Activities:
Proceeds from lines of credit, net of repayments	305,883	(355,320)
Proceeds from warrant exercise	-	200,000
Cash paid for debt issuance costs	(65,000)	-
Payments on capital lease obligation	(19,009)	(30,399)
Proceeds from issuance of note payable to related party	300,000	-
Principal payments on notes payable to related parties	(148,510)	(30,000)
Principal payments on convertible notes to related parties	-	(200,000)
Net cash provided by (used in) financing activities	373,364	(415,719)
Net change in cash and cash equivalents	(182,464)	181,092

Cash and cash equivalents, beginning of year	749,911	568,819
Cash and cash equivalents, end of year	$567,447	$749,911
Supplemental disclosure of cash flow information - Cash paid during the year for:
Interest	$94,276	$95,360
Income taxes	$172,340	$74,642

continued…

	Years Ended December 31,
	2008	2007

Supplemental Schedule of Noncash Investing and Financing Activities:
Estimated fair value of common stock issued in connection with acquisition	$550,000	$92,400
Issuance of note payable to related party in acquisition	$773,129	$-
Acquisition of property and equipment through capital lease obligation	$-	$63,175
Estimated fair value of warrants issued as debt issuance costs	$149,661	$-
Reclassification of warrant from accrued liabilities to additional paid-in capital	$50,000	$-
Estimated fair value of warrants issued in connection with consulting services	$26,001	$-

See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

1. Background, Organization and Basis of Presentation

VillageEDOCS, Inc. (the “Company” or “VillageEDOCS”) was incorporated in 1995 in Delaware, reincorporated in California in 1997, and reincorporated in Delaware in September 2007. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally. On February 17, 2004, the Company acquired Tailored Business Systems, Inc. (“TBS”). TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms. On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company’s electronic document delivery business into a wholly owned subsidiary of the Company. In connection with the reorganization, the Company formed MessageVision, Inc. (“MVI”) on October 25, 2004. Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions (“PFI” or “Resolutions”), which it subsequently sold effective December 1, 2007. Effective May 1, 2006, the Company acquired GoSolutions, Inc. (“GSI”). GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. Effective August 1, 2008, the Company acquired Decision Management Company, Inc. dba Questys Solutions (“QSI” or “Questys”). QSI provides products and services for document and content management, automated data capture, electronic agenda management, and business process workflow. The consolidated financial statements include the accounts of the Company and those of MVI, TBS, Resolutions, GSI, and QSI, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, April 1, 2005, May 1, 2006, and August 1, 2008, respectively. The results of operations of Resolutions are included through November 30, 2007. See Note 5 for additional information regarding the acquisition of QSI and the Company’s accounting for Resolutions as a discontinued operation. All significant inter-company transactions and balances have been eliminated in consolidation.

2. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception, and has a working capital deficit ($2,802,120 as of December 31, 2008). The Company’s losses are continuing and may continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns QSI, GSI, TBS and MVI.

The Company’s success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings. Although cash flows from operations improved during 2008 to a level sufficient to support operating expenses, we do not expect that such levels will continue until at least the second half of 2009. Should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3. Summary of Significant Accounting Policies

a. Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company’s five reportable segments are managed separately based on fundamental differences in their operations. At December 31, 2008, the Company operated in the following five reportable segments (see Note 12):

(a) Electronic document delivery services,
(b) Government accounting solutions,
(c) Electronic content management,
(d) Integrated communications, and
(e) Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

b. Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary. At December 31, 2008 and 2007, the Company has recorded an allowance for doubtful accounts of approximately $47,000 and $49,000, respectively.

For the years ended December 31, 2008 and 2007, independent representatives of one customer accounted for approximately 24% and 31%, respectively, of total revenues. For the year ended December 31, 2008, independent representatives of another customer accounted for approximately 10% of total revenues.

No single customer accounted for more than 10% of accounts receivable at December 31, 2008 or December 31, 2007.

Effective October 3, 2008, the basic limit on federal deposit insurance coverage was temporarily increased from $100,000 to $250,000 per depositor through December 31, 2009. On January 1, 2010, FDIC deposit insurance for the Company’s deposit accounts will return to at least $100,000 per depositor.

At December 31, 2008, the Company had amounts on deposit with financial institutions in excess of the federally insured limits of $250,000, which approximated $44,000.

At December 31, 2007, the Company had amounts on deposit with financial institutions in excess of the federally insured limits of $100,000, which approximated $410,000.

c. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of common stock, stock options, warrants and deferred taxes. Actual results could differ from those estimates.

d. Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

e. Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104, Revenue Recognition. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable. Sales are recorded net of sales discounts.

The Company has adopted Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as well as SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence (“VSOE”) of fair value. Software license revenue generated by TBS, QSI and Resolutions (through the date of disposal – see Note 5), allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established. Maintenance and support revenue is recognized ratably over the maintenance term. First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services. Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company’s products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates. Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo(TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services. Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo(TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f. Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of QSI’s electronic content management solutions, MVI’s internet-enabled fax services and web site, TBS’s government accounting software, and GSI’s communications services. Product and technology development costs are expensed as incurred.

g. Advertising

The Company expenses all advertising costs as incurred. Advertising costs were $64,551 and $57,410 for the years ended December 31, 2008 and 2007, respectively.

h. Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i. Fair Value of Financial Instruments

The carrying amount of certain of the Company’s financial instruments as of December 31, 2008 and 2007 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, capital lease obligations, lines of credit, and notes payable. The fair value of convertible notes payable to related party is not determinable as the borrowings are with a related party.

j. Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. All potentially dilutive shares, approximately 35,000,000 and 2,700,000 as of December 31, 2008 and 2007, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the years then ended.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

k. Comprehensive Income

The Company has no items of comprehensive income.

l. Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company’s customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products. Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software’s estimated economic life of approximately three years. As of December 31, 2008, there were no capitalized software development costs.

m. Cash and Cash Equivalents

All highly liquid instruments purchased with a maturity of three months or less at the time of purchase are considered cash equivalents.

n. Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

o. Stock-Based Compensation

At December 31, 2008, the Company had two stock-based compensation plans.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the financial statements based upon their fair values. The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS 123(R). Fair value is determined at the date of grant. In accordance with SFAS 123(R), the financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. The estimated average forfeiture rate for the years ended December 31, 2008 and 2007, of approximately 17%, and 12%, respectively, was based on historical forfeiture experience and estimated future employee forfeitures.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the years ended December 31, 2008 and 2007.

Description of Plans

The Company’s equity incentive plans provide for awards of common stock and grants of options to employees and directors of the Company to purchase the Company’s shares, as determined by management and the board of directors, at or above the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of December 31, 2008, the Company is authorized to issue up to 95,000,000 shares under these plans and has approximately 46,500,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company’s stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods. The fair value of options granted was estimated using the following weighted average assumptions:

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

	2008	2007
Stock options:
Expected term (in years)	6.0	6.0
Expected volatility	258% -273%	121% - 124%
Risk-free interest rate	3.0%	3.5%
Dividend yield	-	-

A summary of option activity as of December 31, 2008 and changes during the year then ended, is presented below:

	December 31, 2008
		Weighted-Average
	Shares	Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2008	37,230,669	$0.21
Options granted	15,025,000	$0.05
Options forfeited	(9,524,730)	$0.15
Options exercised	-	$-
Options outstanding at December 31, 2008	42,730,939	$0.16	5.2	$-
Options vested or expected to vest	40,224,298	$0.16	5.1	$-
Options exercisable at December 31, 2008	27,985,994	$0.22	4.5	$-

The weighted-average grant date fair value of options granted during 2008 and 2007 was $0.04 and $0.07 per option, respectively. Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2008, there was approximately $780,000 of total unrecognized compensation cost, net of forfeitures, related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 3.6 weighted average years. The total fair value of vested options issued to employees and directors during the years ended December 31, 2008 and 2007 was $298,593 and $879,088, respectively, net of an estimated forfeiture rate of 17% and 12%, respectively.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The expense was recorded in the accompanying consolidated statements of operations as follows:

	Years Ended December 31,
	2008	2007
Cost of sales	$5,497	$-
General and administrative	251,789	879,088
Sales and marketing	21,372	-
Product and technology	19,935	-
	$298,593	$879,088

All issuances of the Company’s stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

p. Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale. Cost is determined on a first-in, first-out basis. The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand. Actual demand may differ from the Company’s estimates. Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

q. Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed. In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value. Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred. Impairment is based on several factors including the Company’s projection of future undiscounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The changes in the carrying amount of goodwill for the year ended December 31, 2008 are as follows (see Note 5):

Balance, January 1, 2008	$6,272,457
Goodwill of QSI acquired	972,275
Balance, December 31, 2008	$7,244,732

The Company performed an impairment test on goodwill as of December 31, 2008. Based on its analysis as of December 31, 2008, the Company’s management believes there is no impairment of its goodwill. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5). Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

r. Beneficial Conversion Feature

The convertible note provides for a rate of conversion that could fall below market value (see Note 6). Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). Pursuant to EITF Issue No. 98-5, Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments, the relative fair value of the BCF has been recorded as a discount from the face amount of the debt instrument. The Company amortized the discount using the effective interest method through maturity of such instrument.

s. Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future discounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment charge is necessary. The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined. At December 31, 2008 and 2007, management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in impairment of long-lived assets in the future.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

t. Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2008 and 2007, management of the Company determined that a warranty reserve was not necessary. In addition, the charges to expense during the years ended December 31, 2008 and 2007 were insignificant.

u. New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 related to financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. The Company is currently evaluating the impact, if any, that SFAS 157 may have on its future consolidated financial statements related to non-financial assets and liabilities.

In October 2008, the FASB issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP No. 157-3”). FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active, and provides an illustrative example intended to address certain key application issues. FSP No. 157-3 is effective immediately, and applies to the Company’s 2008 financial statements. The Company has concluded that the application of FSP No. 157-3 did not have a material impact on its consolidated financial position and results of operations as of and for the year ended December 31, 2008.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141(R) is not permitted. The Company is evaluating the impact SFAS No. 141(R) will have on any future business combinations.

In June 2008, the Emerging Issues Task Force of the FASB published EITF Issue No. 07-5, Determining Whether an Instrument is Indexed to an Entity’s Own Stock (“EITF No. 07-5”) to address concerns regarding the meaning of “indexed to an entity’s own stock” contained in FASB Statement 133, Accounting for Derivative Instruments and Hedging Activities. This related to the determination of whether a free-standing equity-linked instrument should be classified as equity or debt. If an instrument is classified as debt, it is valued at fair value, and this value is re-measured on an ongoing basis, with changes recorded in earnings in each reporting period. EITF No. 07-5 is effective for years beginning after December 15, 2008 and earlier adoption is not permitted. Although EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact of EITF No. 07-5 on its consolidated financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

4. Property and Equipment

Property and equipment consist of the following as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Equipment under capital lease	$84,831	$84,831
Computer equipment	1,012,229	864,955
Furniture and equipment	569,351	518,827
Automobiles	48,800	48,800
Software	203,199	171,002
	1,918,410	1,688,415
Less- accumulated depreciation	(1,529,622)	(1,309,223)
	$388,788	$379,192

Depreciation expense for property and equipment for 2008 and 2007 was $220,399 and $259,156, respectively, for continuing operations and $0 and $29,984 for discontinued operations, respectively.

5. Acquisitions, Discontinued Operations, Dispositions, and Intangible Assets

Acquisition of Questys (“QSI”)

On August 4, 2008, the Company completed the purchase of 100% of the issued and outstanding capital stock of QSI, from its sole shareholder, Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic, Tenants in Common (the “Pavlovics”, “Questys Shareholder”). The effective date of the acquisition is August 1, 2008.

The Company purchased Questys with $300,000 in cash, a secured promissory note in the amount of $900,000 (see Note 6), and 22 million shares of the Company’s common stock.

The terms of the purchase were the result of arms-length negotiations. The Pavlovics were not previously affiliated with the Company.

Questys is a California corporation formed in 1981 and is co-located with Corporate and MVI in Santa Ana, California. The Company purchased Questys to add new products and services for document and content management, document archiving, document imaging, automated data capture, electronic agenda management, and business process workflow. In addition, as Questys has clients in a number of markets, including corporate, government, healthcare, financial services, education, legal, law enforcement, manufacturing, and retail, the Company expects to benefit from the potential expansion into the newly expanded customer base of several of the Company’s products and services believed to be complementary.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

In connection with the acquisition of QSI, the Company incurred $227,291 in acquisition-related costs including, but not limited to, expenses incurred for a finder’s fee, legal, accounting and travel.

The acquisition price was comprised of the following:

Cash paid at closing	$300,000
Promissory note to seller, net of debt discount of $126,871	773,129
Estimated fair value of VillageEDOCS’ common stock	550,000
Legal, accounting, and other costs	227,291
$1,850,420

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of QSI as of August 1, 2008, the effective date of the acquisition:

Cash	$13,565
Accounts receivable	309,887
Prepaid expenses and other current assets	55,298
Property and equipment	95,587
Other assets	12,006
Total liabilities	(1,008,198)
Net tangible liabilities assumed	(521,855)

Identifiable intangibles:
Trade name	210,000
Technology	390,000
Customer relationships	730,000
Covenant Not to Compete	70,000
Goodwill	972,275
$1,850,420

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The pro forma combined historical results, as if QSI had been acquired as of January 1, 2008 and 2007, are estimated as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales	$16,942,123	$17,322,472
Net loss	$(620,065)	$(3,836,784)
Weighted average common shares outstanding:
basic and diluted	175,433,927	172,218,437
Loss per share:
basic and diluted	$-	$(0.02)

The pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Discontinued Operations and Disposition of Resolutions

On December 10, 2007, the Company sold substantially all of the assets of its wholly-owned subsidiary Phoenix Forms, Inc. dba Resolutions to DocPath Corp. for $970,000 in cash, plus the cancellation of 10,000,000 warrants previously issued with an exercise price of $0.15 per share. The warrants were originally issued to Alexander Riess and William Falcon as consideration in the acquisition of Phoenix Forms, Inc. by VillageEDOCS, Inc. in April 2005 and were valued at $553,000 on the date of cancellation (see below).

The Company’s Board of Directors approved the disposal of the assets on December 7, 2007 as part of a strategy to reduce debt and focus on growth at the remaining business units and growth by acquisition. The Company used $845,005 of the proceeds from the asset sale to retire a commercial note with a bank on December 11, 2007 (see Note 6).

The purchaser assumed substantially all of the employment agreements of Phoenix Forms, Inc., its office lease, accounts payable, and certain other accrued liabilities and contracts as stipulated by the Assets Purchase Agreement. Accordingly, the Company does not expect to incur significant future cash expenditures in connection with the disposal.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

In 2007 and in connection with the disposal, the Company recorded a loss from discontinued operations of $1,625,424, net of tax of $485,000. Such loss included income from PFI’s operations of $264,099 before income taxes and a loss on the disposal of approximately $1,404,523 (which consisted of net proceeds of $926,835 (net of $43,165 of expenses), plus the fair value of the cancelled warrant of approximately $553,000, less the net assets sold of $2,884,358, which includes the carrying value of goodwill and certain intangible assets with a carrying value of $3,019,916 at the time of disposition, which were written off and $35,493 of cash retained by the seller. The Company received $873,003 in December 2007 and the remaining $53,832 in January 2008.

In accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long Lived Assets, the operations associated with this transaction and the loss on the sale have been classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.

Discontinued operations’ results were as follows:

Year Ended December 31, 2007
Results of discontinued operations
Net sales	$1,763,024
Income before income taxes	$264,099

Loss on sale of discontinued operations:
Sales price, net	$1,479,835
Net assets sold	(2,884,358)
Loss on sale	$(1,404,523)

Loss from discontinued operations before income taxes	$(1,140,424)
Provision for income taxes	(485,000)
Loss from discontinued operations	$(1,625,424)

Other Intangible Assets

On May 12, 2006, the Company entered into a Patent License Agreement (the “License Agreement”) with Catch Curve, Inc. (“Catch Curve”). Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries. The Company is obligated to make aggregate license payments of $600,000 over a period of up to thirty-two months beginning on May 12, 2006, at which time no further payments are required under the License Agreement. The License Agreement stipulates that $350,000 of the total license fee is attributable to sales of products and services prior to the date of the License Agreement. The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an intangible asset in the amount of $250,000. The intangible asset is being amortized over 58 months, the current remaining life of the patents covered by the License Agreement. During 2007, the Company made license payments of $180,000 under the License Agreement. At December 31, 2008, the Company had paid all amounts due pursuant to the License Agreement.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

Other intangible assets consist of the following as of December 31, 2008:

	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Corporate:
License agreement	Five	$250,000	$(135,772)	$114,228

TBS:
Customer list	Ten	$500,000	$(243,750)	$256,250
Trade name	Five	50,000	(48,750)	1,250
		$550,000	$(292,500)	$257,500
QSI:
Customer relationships	Ten	$730,000	$(30,417)	$699,583
Technology	Five	390,000	(32,500)	357,500
Trade name	Five	210,000	(17,500)	192,500
Covenant not to compete	Two	70,000	(14,583)	55,417
		$1,400,000	$(95,000)	$1,305,000
GSI:
Customer relationships	Ten	$2,200,000	$(586,667)	$1,613,333
Technology	Five	490,000	(261,333)	228,667
Trade names and marks	Ten	420,000	(112,000)	308,000
		$3,110,000	$(960,000)	$2,150,000

		$5,310,000	$(1,483,272)	$3,826,728

Amortization of other intangible assets was $566,721 and $471,724 during 2008 and 2007, respectively for continuing operations and $0 and $88,490 during 2008 and 2007, respectively, for discontinued operations. During 2007, the Company wrote off $507,489 of intangible assets in connection with the sale of PFI.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

Other intangible assets consist of the following as of December 31, 2007:

	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Corporate:
License agreement	Five	$250,000	$(84,051)	$165,949

TBS:
Customer list	Ten	500,000	(193,750)	306,250
Trade name	Five	50,000	(38,750)	11,250
		550,000	(232,500)	317,500
GSI:
Customer relationships	Ten	2,200,000	(366,667)	1,833,333
Technology	Five	490,000	(163,333)	326,667
Trade names and marks	Ten	420,000	(70,000)	350,000
		3,110,000	(600,000)	2,510,000

Total other intangible assets		$3,910,000	$(916,551)	$2,993,449

          The estimated amortization expense for the next five years approximates:

Years Ending December 31,

2009	$691,000
2010	675,000
2011	545,000
2012	505,000
2013	455,000
$2,871,000

6. Debt

Bank Lines of Credit

On February 6, 2008, the Company and The Private Bank of The Peninsula (“Bank”) entered into an agreement for an asset based line of credit (the “Line”). On March 5, 2009, the Company received a fully executed agreement between it and The Private Bank of The Peninsula (“Bank”) to amend the agreement for the Line (the “Amendment”). The effective date of the Amendment is February 24, 2009. Pursuant to the Amendment, the Bank renewed the Line and modified the terms to include an interest rate that is floating and is calculated at Wall Street Journal prime plus five percent (5%) on the cash borrowed provided that the minimum rate will be eight and one half percent (8.5%) and minimum interest will be $7,000 per three month period. Interest on outstanding borrowings is payable monthly. In addition, the Company was required to pay an amendment fee of $10,000 and, upon each advance, a fee equal to one quarter of one percent (0.25%) of the advance, and will be subject to covenants as to minimum quarterly income and cash flow.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

During the initial term of the Line, the Bank’s maximum commitment amount for the Line was $1.5 million. Advances were generally limited to 85% of eligible domestic accounts receivable. The interest rate was floating and was calculated at Wall Street Journal prime rate plus 3% on the cash borrowed. Interest on outstanding borrowings was paid monthly.

During 2008, the Company paid a facility fee of $15,000 to the Bank in connection with the Line and paid a finder’s fee in the amount of $50,000 to Dragonfly Capital Partners LLC (“Dragonfly”). In addition, the Company issued the Bank and Dragonfly warrants to purchase shares of its common stock (see Note 7). The Company recorded the finders’ fees and warrants as debt issuance costs in the accompanying consolidated balance sheets at December 31, 2008, and amortized $59,583 of the cash fees to interest expense during 2008.

Outstanding advances under the Line are secured by a first lien position on all of the Company’s accounts receivable, contract rights, chattel paper, documents, and payment and by a second lien on its inventory, intellectual property, and equipment. As of December 31, 2008, there were outstanding borrowings of $342,955 on the Line and the Company was in compliance with all loan covenants. Availability on the Line as of December 31, 2008 was approximately $26,000.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit (“RLOC”) with a financial institution. The RLOC is guaranteed by a stockholder of the Company. Interest on outstanding borrowings is payable monthly at an annual rate of interest equal to LIBOR plus 2% (2.46% at December 31, 2008). As of December 31, 2008, there were outstanding borrowings of $447,608 on the RLOC and the Company was in compliance with all loan covenants. The Company is in the process of renewing the underlying note and converting the revolving line to a non-revolving term loan having a term of twelve months and required monthly payments of interest only.

Effective November 28, 2005, TBS renewed a $100,000 revolving line of credit (“TBS RLOC”) with a financial institution. The TBS RLOC is guaranteed by the assets of TBS. Interest on outstanding borrowings is payable monthly at a variable annual rate equal to the financial institution’s prime rate in effect (3.25% at December 31, 2008). As of December 31, 2008, the Company had not utilized the TBS RLOC and was in compliance with all loan covenants.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

QSI has an unsecured line of credit agreement with a financial institution for borrowings up to the maximum of $100,000 with no maturity date (“QSI RLOC”). Borrowings bear interest at the prime rate, plus 2.775% (5.775% at December 31, 2008). QSI had borrowings totaling $100,000 at December 31, 2008 and had $0 available for future borrowings under the line of credit. Pursuant to the QSI acquisition agreements, the Company has agreed to repay all outstanding borrowings under the QSI RLOC on or before August 1, 2009.

During 2007 and as a result of the acquisition of GSI, the Company had a $1,000,000 revolving line of credit (the “GSI Line”) with a financial institution and had used the proceeds to fund a required payment of $840,000 pursuant to the Settlement Agreements with dissenting shareholders of GSI. On December 11, 2007, VillageEDOCS, Inc. paid $845,005 to the financial institution in full satisfaction of the commercial note issued in connection with the GSI Line. The GSI Line matured on December 12, 2007 and the Company did not elect to renew it. The Company elected to pay the commercial note in full from available cash in lieu of converting the GSI Line to a non-revolving term loan. Interest on outstanding borrowings had been payable monthly at a rate equal to the prime rate. During the year ended December 31, 2007, the Company paid $62,883 in interest on the GSI Line. The GSI Line had been collateralized by the assets of GSI and guaranteed by four stockholders of the Company who were formerly stockholders of GSI.

Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic

Effective August 1, 2008 and in connection with the acquisition of Questys (see Note 5), the Company issued a secured promissory note to the Pavlovics (the “Pavlovic Note”) in the amount of $900,000. The Pavlovics are a related party as a result of the common stock issued to them by the Company in connection with the acquisition of Questys. The Pavlovic Note is non-interest bearing and may be prepaid in whole or in part at any time without penalty and is due on August 1, 2011. Principal payments are due in three equal annual installments of $300,000 each on August 1, 2009, August 1, 2010, and August 1, 2011. The Pavlovic Note is secured by certain assets of Questys as defined in a Security Agreement dated as of August 1, 2008. Payment obligations under the Pavlovic Note are subordinate in certain respects to the rights of the Private Bank of the Peninsula to the extent set forth in a Subordination Agreement dated as of August 1, 2008.

In connection with the issuance of the Pavlovic Note, the Company recorded a debt discount of $126,871 as a result of imputed interest. The Company is amortizing the discount using the effective interest method through August 1, 2011. During 2008, $17,621 of interest expense was recognized in connection with the amortization of debt discount related to this note.

Prior to August 1, 2008 (effective date of acquisition of Questys), the Pavlovics made aggregate advances to Questys in the amount of $115,000, which were assumed in the acquisition (the “Pavlovic Shareholder Debt”). The Pavlovic Shareholder Debt is non-interest bearing and the Company and the Pavlovics have agreed to the repayment of the outstanding balance as follows: (i) $35,000 on or before August 1, 2009, (ii) $40,000 on or before August 1, 2010, and (iii) $40,000 on or before the August 1, 2011.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

In connection with the acquisition of the Pavlovic Shareholder Debt, the Company recorded a debt discount of $16,546 as a result of imputed interest. The Company is amortizing the discount using the effective interest method through August 1, 2011. During 2008, $2,298 of interest expense was recognized in connection with the amortization of debt discount related to this debt.

The Silver Lake Group, LLC

The Company funded the requirement for the initial $300,000 payment for the purchase of QSI from the proceeds of a $300,000 related party secured promissory note offering subscribed to by The Silver Lake Group, LLC (“SLG”) on August 4, 2008 (the “SLG Note”). SLG is owned by Ricardo A. Salas. Mr. Salas is a Director of the Company. The SLG Note was originally due on October 31, 2008 and bore interest at a rate of nine percent (9%) per annum through October 31, 2008.

On October 30, 2008, VillageEDOCS, Inc. and SLG entered into an Amendment to Secured Promissory Note (“Amendment”) to modify the maturity date, interest rate, and repayment terms of the SLG Note. As of October 31, 2008, the remaining principal balance of the SLG Note, as amended, was $250,000 and no interest was outstanding. Pursuant to the Amendment, the SLG Note matures on March 31, 2009 and bears interest from November 1, 2008 at a rate of twelve percent (12%) per annum. As of February 28, 2009, the remaining principal balance of the SLG Note was approximately $50,000. The Company intends to repay the SLG Note with a final installment of principal and interest March 31, 2009. The SLG Note is secured by the accounts receivable of GoSolutions, Inc., our wholly-owned subsidiary, as defined in a Security Agreement dated as of August 1, 2008. Payment obligations under the SLG Note are subordinate in certain respects to the rights of the Bank to the extent set forth in a Subordination Agreement to be entered into as of August 1, 2008. As of December 31, 2008, the outstanding principal balance due pursuant to the SLG note was $151,490.

C. Alan and Joan P. Williams

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, bearing interest at 10 percent per annum. During 2005, all but $65,000 of the principal amount due pursuant to this note was converted into shares of the Company’s common stock. The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2009; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000. Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share. As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company’s common stock at $0.10 per share exercisable until February 17, 2009. Effective February 17, 2009, the Company and the Williams agreed to extend the expiration date of the warrant to February 16, 2012 in exchange for the Williams’ agreement to extend their guaranty of the RLOC through December 31, 2010. In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance and subsequently reclassified to additional paid-in capital.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The Company amortized the discount using the effective interest method through October 31, 2007. During 2007, $12,233 of interest expense was recognized in connection with the amortization of debt discount related to these notes.

At December 31, 2008, the amount owed by the Company to the Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $113,370 in unpaid interest. The interest rate in effect as of December 31, 2008 was ten percent (10%) per annum.

At December 31, 2007, the amount owed by the Company to the Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $106,870 in unpaid interest.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the “TBS Notes”). Messrs. Campbell and Garner are employees of TBS. Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the third and final installment paid in February 2007.

Alexander Riess and William Falcon

An aggregate of $30,000 in notes payable to Messrs. Riess and Falcon were assumed in the acquisition of Resolutions. The notes were non-interest bearing. The notes were paid in full as of March 1, 2007 in accordance with the acquisition agreement.

Interest Expense

Interest expense recognized on all lines of credit and notes payable was $282,553 and $112,447, respectively, during the years ended December 31, 2008 and 2007.

Interest expense noted above included non-cash charges (related to amortization of debt discount and debt issuance costs) of $216,697 and $12,233, respectively, during 2008 and 2007.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

7. Stockholders’ Equity

a.	Common and Preferred Stock

Effective September 7, 2007, the Company reincorporated in Delaware under the name VillageEDOCS, Inc. Pursuant to its Articles of Incorporation filed with the State of Delaware, the Company is authorized to issue two classes of shares of stock. The first class is designated as preferred stock. The total number of shares of Series A Preferred stock that the Company is authorized to issue is forty eight million (48,000,000) of $0.001 par value per share. The second class is designated as common stock. The total number of shares of common stock that the Company is authorized to issue is five hundred million (500,000,000) of $0.0001 par value.

As of May 24, 2007, a majority of the Company’s stockholders approved a proposal to increase the authorized shares of the Company to 500,000,000 from 400,000,000.

The Company is authorized to issue up to 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 (“Series A Preferred Stock”). Each share of Series A Preferred Stock shall be convertible into one share of common stock. Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion. The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company’s common stock. No dividends shall be payable with respect to the Series A Preferred Stock. The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock. The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the “Liquidation Value”). Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

On November 17, 2008, the Company issued 2,500,000 shares of its common stock to K. Mason Conner pursuant to the 2002 Equity Incentive Plan. Mr. Conner is an officer and director of the Company. These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

On November 17, 2008, the Company issued 2,000,000 shares of its common stock to H. Jay Hill pursuant to the 2002 Equity Incentive Plan. Mr. Hill is and officer and director of the Company. These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

On November 17, 2008, the Company issued 1,000,000 shares of its common stock to Michael A. Richard pursuant to the 2002 Equity Incentive Plan. Mr. Richard is an officer of the Company. These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

On August 1, 2008 and in connection with the acquisition of Questys, the Company issued 22,000,000 shares of its common stock to the Pavlovics (see Note 5). These shares were valued at $0.025 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

On August 28, 2007, and in connection with an engagement agreement, the Company issued an aggregate of 500,000 shares of its common stock to Gemstone Securities LLC for services provided. The shares were valued at $0.06 per share (the estimated fair value on the measurement date).

On August 28, 2007, the Company issued 2,000,000 shares of its common stock to C. Alan and Joan P. Williams at $0.10 per share in consideration for $200,000 in cash proceeds to the Company from the exercise of common stock purchase warrants.

On May 7, 2007, and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell. The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price. No additional shares of common stock are due to Messrs. Garner and Campbell pursuant to the TBS acquisition agreement.

On May 7, 2007, and in connection with the acquisition of TBS, the Company issued 110,000 shares of its common stock to a non-affiliate pursuant to a finder’s fee agreement. The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

On May 7, 2007, and in connection with the acquisition of TBS, the Company issued 66,000 shares of its common stock to H. Jay Hill, who is an officer and director of the Company, as a finder’s fee. The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as compensation expense.

On May 7, 2007, the Company issued 26,786 shares of its common stock to a non-affiliate independent contractor for project management services rendered. The shares were valued at $0.04 per share (the estimated fair value on the measurement date) and were recorded as consulting expense in June 2007.

On February 22, 2007, the Company issued an aggregate of 500,000 shares of its common stock to a consultant in connection with a placement agency agreement. The 500,000 shares were valued at $0.085 per share (fair value on the measurement date) and the Company recorded $42,500 of consulting expense in the accompanying consolidated statements of operations during the year ended December 31, 2007 in accordance with the nature of the services provided.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The Company did not issue any shares of its preferred stock during either of the years ended December 31, 2008 and 2007.

b.	Stock Options

The Company has adopted an equity incentive plan (the “2002 Plan”) that authorizes the issuance of options to acquire up to 90,000,000 shares of common stock, as amended, to employees and certain outside consultants. The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted. The number of options under the 2002 Plan available for grant at December 31, 2008 and 2007 was approximately 43,000,000 and 55,000,000, respectively.

During 1997, the Board of Directors of the Company adopted a stock option plan (the “1997 Plan”) that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants. The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted. The number of options under the 1997 Plan available for grant at December 31, 2008 and 2007 was approximately 4,200,000 and 2,900,000, respectively.

During 2008, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows: 2,075,000 shares at $0.15 per share, 1,540,000 shares at $0.05 per share, 325,000 shares at $0.04 per share, 7,300,000 shares at $0.037 per share, 600,000 shares at $0.036 per share, 570,000 shares at $0.03 per share, 425,000 shares at $0.02 per share, and 2,190,000 at $0.015 per share. All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through December 2015 (see Note 3).

During 2007, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows: 1,180,000 shares at $0.15 per share, and 4,242,392 shares at $0.19 per share. All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through August 2015.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

d.	Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

In December 2008, and in connection with a retainer agreement dated September 15, 2007 that was cancelled by the Company effective February 28, 2009, the Company issued a warrant to purchase 1,304,074 shares of its common stock at $0.023 per share (fair value on the measurement date) to a consultant in consideration for public relations services. The warrant vested immediately and is exercisable over a five year period from date of grant. The warrant was valued using the Black-Scholes option pricing model, was valued at $26,001, and was recorded as prepaid consulting expense, and is being amortized to general and administrative expense in the Company’s statements of operations over the three month service period that began on December 1, 2008. During the year ended December 31, 2008, the Company recorded $8,667 of consulting expense in connection with this warrant.

In consideration for the Line, (see Note 6) the Company issued the Bank an immediately exercisable warrant to purchase 75,000 shares of its common stock at an exercise price of $0.062 per share through February 6, 2018. The warrants were valued using the Black-Scholes option pricing model at $4,500 and were recorded as debt issuance cost in the accompanying consolidated balance sheet at December 31, 2008. The Company is amortizing such cost over the one-year life of the related debt instrument. During the year ended December 31, 2008, the Company recorded $4,125 of interest expense in the accompanying consolidated statements of operations.

As a finder’s fee for the Line (see Note 6), the Company issued Dragonfly an immediately exercisable warrant to purchase 2,419,355 shares of its common stock at an exercise price of $0.062 per share through February 6, 2013. The warrants were valued using the Black-Scholes option pricing model at $145,161 and were recorded as debt issuance cost in the accompanying consolidated balance sheet at December 31, 2008. The Company is amortizing such cost over the one-year life of the related debt instrument. During the year ended December 31, 2008, the Company recorded $133,070 of interest expense in the accompanying consolidated statements of operations.

On February 8, 2008, the Company issued Agile Equity LLC an immediately exercisable warrant to purchase 653,214 shares of its common stock at $0.077 per share through February 8, 2009 in consideration for consulting services rendered. The warrant was valued at $50,484 based on the Black Scholes option pricing model. During the years ended December 31, 2008 and 2007 the Company expensed consulting fees of $484 and $50,000 and, respectively, in accordance with the timing of the services performed.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

On October 1, 2007, and in connection with a retainer agreement dated September 15, 2007, the Company issued a warrant to purchase 2,000,000 shares of its common stock at $0.05 per share (fair value on the measurement date) to a consultant in consideration for public relations services. The warrant is exercisable over a five year period from date of grant. The warrant was valued using the Black-Scholes option pricing model, was valued at $100,000, and was recorded as general and administrative expense in the Company’s statements of operations over the twelve month vesting period that began on September 15, 2007. During the years ended December 31, 2008 and 2007, the Company recorded $66,668 and $33,332, respectively, of consulting expense in connection with this warrant.

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS’ common stock at $0.15 per share. The warrants were valued at $2,100,000 (estimated based on the Black-Scholes option pricing model) and included as consideration in the purchase price, and vested at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing. The warrants were tendered and cancelled effective December 1, 2007 in connection with the sale of Resolutions (see Note 5).

The following represents a summary of the warrants outstanding for the year ended December 31, 2008:

	Number of Warrants	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2008	5,566,000	$0.09
Granted	4,451,643	0.05
Exercised	-	-
Expired/Forfeited	-	-
Balance at December 31, 2008	10,017,643	$0.07

Weighted average fair value of warrants granted in 2008:	$0.05
Weighted average fair value of warrants granted in 2007:	$0.05

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

8.	Income Taxes

The components of the (benefit) provision for income taxes for December 31, 2008 and 2007 are presented in the following table:

		December 31 2008	December 31 2007
Current:
	Federal	$(16,000)	$(149,000)
	State	28,000	60,000
		12,000	(89,000)

Deferred:
	Federal
	State

		$12,000	$(89,000)

At December 31, 2008, the Company had approximately $24,693,000 and $23,529,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2026 and 2027, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2008, the effect of such limitation, if imposed, has not been determined.

At December 31, 2008, the Company had approximately $22,508 of California research and development tax credit carryforwards which carry forward indefinitely.

At December 31, 2007, the Company had approximately 24,857,000 and $28,126,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability. The valuation allowance (decreased) increased approximately $(779,000) and $784,000 during the years ended December 31, 2008 and 2007, respectively. Of the change in the valuation allowance from 2007 to 2008, $550,000 was due to purchase accounting for Questys.

Deferred tax assets (liabilities) consist of the following:

	December 31, 2008	December 31, 2007
Deferred tax assets:

Net operating loss carryforwards	$9,417,000	$9,818,000
Accrued expenses	174,000	80,000
Other	54,000	147,000
Less valuation allowance	(8,265,000)	(9,044,000)
	$1,380,000	$1,001,000

Deferred tax liabilities:

Purchased Intangibles	$(1,246,000)	$(899,000)
Property and equipment and intangibles	(134,000)	(102,000)
Total deferred tax liabilities	(1,380,000)	(1,001,000)
Net deferred tax assets (liabilities)	$-	$-

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

A reconciliation of income taxes from continuing operations computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2008	2007
Computed benefit at federal statutory rate	$(205,000)	$(487,000)
State income tax benefit, net of federal effect	6,000	(26,000)
Permanent items	196,000	303,000
Other	(11,000)	(663,000)
FIN 48 reserve	81,000	-
Payable adjustment	(169,000)	-
State net operating loss adjustment	197,000	-
State effective tax rate adjustment	146,000	-
Change in valuation allowance	(229,000)	784,000
	$12,000	$(89,000)

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109 (“FIN No. 48”). FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2007. Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits. As of the date of adoption, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

A portion of the net operating loss carryforwards as of December 31, 2008 includes amounts related to stock option deductions. Under SFAS 123R, any excess tax benefits from share-based compensation are only realized when income taxes payable is reduces, with the corresponding credit posted to additional paid-in capital.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

The following table summarizes the changes to unrecognized tax benefits for the years ended December 31, 2008 and 2007 (in thousands):

Balance at January 1, 2007 (FIN No. 48 adoption)	$-
Additions based on tax positions related to the current year	-
Additions based on tax positions of prior years	-
Balance at December 31, 2007	-
Additions based on tax positions related to the current year	81
Additions based on tax positions related to the prior year	-
Reductions as a result of lapse of applicable statute of limitations	-
Balance at December 31, 2008	$81

The Company and its subsidiaries are subject to federal income tax as well as income tax of multiple state jurisdictions. The Company is not currently under examination by the IRS, state and local taxing authorities. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs and tax credits were generated and carried forward, and make adjustments up to the amount of the carryforwards.

The Company has elected to recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2008, the Company has accrued interest and penalties associated with uncertain tax positions of $18,000.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future as provided by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. These ownership changes may limit the amount of the net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and that there could be additional changes in control in the future. If the Company has experienced a change of control at any time since Company formation, utilization of the Company’s net operating loss carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the carryforwards before utilization. Further, once a study is completed and any limitation known, the amounts currently presented as an uncertain tax position under FIN No. 48 may change. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

9.	Loss per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

	2008	2007

Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(616,242)	$(3,285,230)

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding	162,595,571	150,218,437

Basic and diluted loss available to common stockholders per common share	$-	$(0.02)

10. Commitments and Contingencies

a.	Leases

The Company leases certain property and equipment under operating lease agreements (including related party leases – see Note 11) which expire on various dates through 2015 and provide for monthly lease payments ranging from $108 to $13,150.

The Company also leases equipment under a related party capital lease agreement which expires in January 2010 and provides for a monthly lease payment of $1,746.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

Future annual minimum payments under capital leases and noncancelable operating leases is as follows:

		Operating Leases
		Capital	Related Parties	Other	Total

	2009	$21,000	$246,000	$484,000	$751,000
	2010	1,700	185,000	331,000	517,700
	2011	-	61,000	181,000	242,000
	2012	-	-	76,000	76,000
	2013	-	-	19,000	19,000
Total minimum lease payments		22,700	$492,000	$1,091,000	$1,605,700
Less: amounts representing interest		(783)
Present value of lease obligations		21,917
Less: current portion		(20,180)
		$1,737

Rent expense for the years ended December 31, 2008 and 2007 was $1,023,271 (including $238,063 of related party rent) and $369,396 (including $243,851 of related party rent), respectively.

b.	Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with the acquisition of GSI the Company is entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI. The Company made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI’s significant customers – Vartec Telecom, Inc. – and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates. GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

The Company has engaged in limited discussions with GoSolutions Equity, LLC as it relates to the indemnification claims notice and their response to such claims notice. However, the Company is unable to advise whether it will be successful in the indemnification claims against GoSolutions Equity, LLC. Pursuant to the agreement with GSI, if the Company is successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of our shares issued to that entity to satisfy such indemnification claims. GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

c.	Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business. These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.	Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Delaware, Florida, and Georgia. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. In connection with the Company’s acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement. In connection with the Company’s acquisitions of QSI and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

11. Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS. The lease, as amended, commenced on February 1, 2004 and has a term of six years, with monthly payments of $6,200. The Company has executed a Guaranty with respect to the lease. Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are each employees and stockholders of the Company and the former owners of TBS.

TBS has a related party capital lease with Perimeter Center Partners for an inserting machine. The lease commenced on May 19, 2007 and ends on January 31, 2010. Monthly payments are $1,746. The Company has executed a Guaranty with respect to the lease.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively. The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

12. Segment Reporting

The Company’s operations are classified into five principal reportable segments that provide different products or services. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies. The Company operates in the following five reportable segments:

(a)	Electronic document delivery services,
(b)	Government accounting solutions,
(c)	Electronic content management,
(d)	Integrated communications, and
(e)	Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with accounting principles generally accepted in the United States of America:

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

	Year ended / As of December 31 2008	Year ended / As of December 31 2007

Net revenue from external customers:

Electronic document delivery services	$2,761,147	$2,956,857
Government accounting solutions	5,376,539	5,001,343
Electronic content management	979,553	-
Integrated communications	6,059,154	6,222,458
Corporate	-	-
Total net revenue from external customers:	$15,176,393	$14,180,658

Operating income (loss) from continuing operations:

Electronic document delivery services	$295,534	$327,288
Government accounting solutions	470,985	501,082
Electronic content management	(33,926)	-
Integrated communications	1,102,461	982,920
Corporate	(2,298,940)	(3,491,916)
Total operating loss from continuing operations:	$(463,886)	$(1,680,626)

Depreciation and amortization from continuing operations:

Electronic document delivery services	$89,154	$64,173
Government accounting solutions	100,005	109,288
Electronic content management	111,646	-
Integrated communications	491,106	565,589
Corporate	51,721	52,315
Total depreciation and amortization:	$843,632	$791,365

Interest expense, net of interest income:

Electronic document delivery services	$6,507	$-
Government accounting solutions	12,978	1,646
Electronic content management	6,507	-
Integrated communications	(408)	(1,190)
Corporate	256,321	111,105
Total interest expense, net of interest income:	$281,905	$111,561

continued…

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007

	Year ended / As of December 31 2008	Year ended / As of December 31 2007
Income (loss) from continuing operations:

Electronic document delivery services	$283,906	$318,334
Government accounting solutions	491,532	511,848
Electronic content management	16,695	-
Integrated communications	1,134,016	1,005,091
Corporate	(2,542,391)	(3,495,079)
Total loss from continuing operations:	$(616,242)	$(1,659,806)

Identifiable assets:

Electronic document delivery services	$675,212	$693,312
Government accounting solutions	3,776,828	3,718,622
Electronic content management	2,628,589	-
Integrated communications	6,197,418	6,542,920
Corporate	213,376	613,428
Total identifiable assets:	$13,491,423	$11,568,282

Capital expenditures:

Electronic document delivery services	$79,946	$76,919
Government accounting solutions	9,064	66,850
Electronic content management	4,931	-
Integrated communications	40,467	60,144
Corporate	-	5,969
Total capital expenditures:	$134,408	$209,882